Exhibit 2.4

Description of Rights of Each Applicable Class of Securities Registered Under Section 12 of the Securities Exchange Act of 1934

As of December 31, 2019, InflaRx N.V.’s (“us, “we,” “our” or the “Company”) common shares were registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common shares are listed on the Nasdaq Global Select Market under the symbol “IFRX.” We are registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 68904312. Our corporate seat is in Amsterdam, the Netherlands, and our registered office is in Jena, Germany.

The following summary of the general terms and provisions of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of association (our “Articles of Association”), which is incorporation by reference to Exhibit 3.2 to the post-effective amendment to our Registration Statement on Form F-1 (Registration No. 333-220962) filed with the U.S. Securities and Exchange Commission on November 9, 2017, and the applicable Dutch law provisions in effect as of the date of our Annual Report on Form 20-F for the year ended December 31, 2019.

Common Shares

Our common shares are issued in registered form. As of December 31, 2019, the Company had 26,105,255 common shares outstanding. All of the issued and outstanding common shares are duly authorized, validly issued and fully paid. Our authorized share capital amounts to €13,200,000, divided into 55,000,000 common shares, nominal value of €0.12 per share, and 55,000,000 preferred shares, nominal value of €0.12 per share.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles of Association.

Preemptive Rights

Upon an issue of common shares, each holder of common shares shall have a pre-emption right in proportion to the aggregate nominal value of its common shares. Holders of common shares do not have pre-emption rights in respect of preferred shares, shares issued against non-cash contribution or shares issued to employees of the Company or of a Group Company (as defined in our Articles of Association). The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them. Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

Pursuant to our Articles of Association, pre-emption rights may be limited or excluded by a resolution at a general meeting or as otherwise authorized, if that body was authorized by the general meeting for this purpose for a specified period not exceeding five years. The authorization may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorization, the authorization cannot be revoked. For as long as, and to the extent that another body has been authorized to resolve to limit or exclude preemption rights, the general meeting shall not have this authority. A resolution of the general meeting to limit or exclude pre-emption rights, or to grant an authorization as referred to above, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the general meeting. These provisions will not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

At our 2019 Annual General Meeting of Shareholders, held on May 23, 2019 (the “2019 General Meeting”), our board of directors was authorized to limit and exclude pre-emption rights until May 23, 2024 (five years from the date of our 2019 Annual General Meeting of Shareholders).

Transfer of common shares

Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company. The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law. For as long as any common shares are admitted to trading on the New York Stock Exchange, the Nasdaq Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the common shares reflected in the register administered by the relevant transfer agent.

Repurchase of shares

An acquisition of common shares for a consideration must be authorized by our general meeting of shareholders. Such authorization may be granted for a maximum period of 18 months and must specify the number of common shares that may be acquired, the manner in which common shares may be acquired and the price limits within which common shares may be acquired. Authorization is not required for the acquisition of common shares in order to transfer them to our employees. The actual acquisition may only be effected by a resolution of our board of directors. No authorization of the general meeting of shareholders is required if common shares are acquired by us with the intention of transferring such common shares to our employees under an applicable employee stock purchase plan. At the 2019 General Meeting, our board of directors was authorized for a period of 18 months following the date of the 2019 General Meeting to cause the repurchase of common shares by the Company of up to 10% of our issued share capital, for a price per share not exceeding 110% of the average market price of the Company's common shares on the Nasdaq Stock Market.

Requirements for Amendments to our Articles of Association

An amendment of our Articles of Association would require a resolution of the general meeting of shareholders upon proposal by the board of directors.

Limitations on the Right to Own Common Shares

There is no restriction on the ownership of our shares. Any closing of any offering of our common shares will be conducted through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our common shares. Pursuant to our Articles of Association, for as long as any of our common shares are admitted to trading on any regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of our common shares reflected in the register administered by the relevant transfer agent.

Limitation on liability and indemnification matters

Under Dutch law, directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the Company and to third parties for infringement of our Articles of Association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, our Articles of Association provide for indemnification of our current and former directors (and other current and former officers and employees as designated by our board of directors). Directors and certain other officers are also insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers.

Quorum and voting requirements

Each common share confers the right on the holder to cast one vote at the general meeting of shareholders. Shareholders may vote by proxy. No votes may be cast at a general meeting of shareholders on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of use and enjoyment (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of use and enjoyment (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of use and enjoyment (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting of shareholders.

Decisions of the general meeting of shareholders are taken by a simple majority of votes cast, except where Dutch law or our Articles of Association provide for a qualified majority or unanimity.

Dividends and other distributions

Amount available for distribution

We may only make distributions to our shareholders if our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus any reserves required by Dutch law or by our Articles of Association. Under our Articles of Association, if any of the preferred shares are outstanding, a dividend is first paid out of the profit, if available for distribution, on the preferred shares. Any amount remaining out of the profit is carried to reserve as the board of directors determines. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders.

We may only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders.

Dividends and other distributions shall be made payable not later than the date determined by the board of directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any cash dividends for the foreseeable future.

Exchange controls

Under existing laws of the Netherlands, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company.

Squeeze out procedures

Pursuant to Section 92a, Book 2, of the Dutch Civil Code, a shareholder who-alone or together with group companies-for his own account holds at least 95% of our issued share capital may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and liquidation

Under our Articles of Association, we may be dissolved by a resolution of the general meeting of shareholders, subject to a proposal of the board of directors. In the event of a dissolution, the liquidation shall be effected by the board of directors, unless the general meeting decides otherwise. To the extent that any assets remain after payment of all debts, those assets shall first be distributed to the holders of any outstanding preferred shares in accordance with the procedures set forth in our Articles of Association. After such distribution the remaining assets shall be distributed to the holders of common shares. All distributions referred to in this paragraph will be made in accordance with the relevant provisions of the laws of the Netherlands.

Provisions Impacting Any Change of Control

Under Dutch law and Dutch case law, various protective measures are possible and permissible. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including:

•	the authorization of a class of preferred shares that may be issued by our board of directors to a friendly party, in such a manner as to dilute the interest of any potential acquirer;

•
the staggered initial three- and four-year terms of our directors (with subsequent terms as may be nominated by our board of directors and approved by our general meeting of shareholders), as a result of which only part of our directors will (at least initially) be subject to election or re-election in any one year;

•
a provision that our directors may only be removed at the general meeting of shareholders by a two-thirds majority of votes cast representing at least 50% of our outstanding share capital if such removal is not proposed by our board of directors;

•
our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors shall make a new nomination); and

•	requirements that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors.

Comparison of Dutch corporate law and our Articles of Association and U.S. Corporate Law

The following is a comparison of Dutch corporate law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code and the Dutch Corporate Governance Code (the “DCGC”) and Delaware corporation law, including the Delaware General Corporation Law (the “DGCL”).

a)	Corporate governance

Duties of directors

The Netherlands. We have a one-tier board structure consisting of one or more executive directors and one or more non-executive directors. Under Dutch law, the board of directors as a collective is responsible for the management and the strategy, policy and operations of the company. The executive directors manage our day-to-day business and operations and implement our strategy. The non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in the identity or character of the company requires the approval of the general meeting of shareholders.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Director terms

The Netherlands. The DCGC provides the following best practice recommendations on the terms for directors’ service:

•	Executive directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms executive directors may serve.

•	Non-executive directors should be appointed for two consecutive periods of no more than four years.

Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that any reappointment after an eight-year term of office should be disclosed in the company’s annual board report.

The general meeting of shareholders shall at all times be entitled to suspend or remove a director. Under our Articles of Association, the general meeting of shareholders may only adopt a resolution to suspend or remove such director by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital, unless the resolution is passed at the proposal of the board of directors, in which case a simple majority of the votes cast is sufficient.

Delaware. The DGCL generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Director vacancies

The Netherlands. Under Dutch law, directors are appointed and reappointed by the general meeting of shareholders. Under our Articles of Association, directors are appointed by the general meeting of shareholders upon the binding nomination by our board of directors. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors shall make a new nomination.

Delaware. The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest transactions

The Netherlands. Under Dutch law and our Articles of Association, our directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a conflict of interest with us. Our Articles of Association provide that if as a result thereof no resolution of the board of directors can be adopted, the resolution can nonetheless be adopted by the board of directors as if none of the directors had a conflict of interest. In that case, each director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interests:

•
a director should report any potential conflict of interest in a transaction that is of material significance to the company and/or to such director to the other directors without delay, providing all relevant information in relation to the conflict;

•	the board of directors should then decide, outside the presence of the director concerned, whether there is a conflict of interest;

•	transactions in which there is a conflict of interest with a director should be agreed on arms’ length terms; and

•
a decision to enter into such a transaction in which there is a conflict of interest with a director that is of material significance to the company and/or to such director shall require the approval of the board of directors, and such transactions should be disclosed in the company’s annual board report.

Delaware. The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy voting by directors

The Netherlands. An absent director may issue a proxy for a specific board meeting but only to another director in writing.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

b)	Dutch Corporate Governance Code

The DCGC contains both principles and best practice provisions for boards of directors, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. A copy of the DCGC can be found on www.mccg.nl. As a Dutch company listed on a stock exchange, we are subject to the DCGC and are required to disclose in our annual board report to what we extent comply with the principles and best practice provisions of the DCGC, and where we do not (for example, because of a conflicting Nasdaq requirement or otherwise), we must state why and to what extent we deviate in our annual report. Our most substantial deviations from the DCGC are summarized below.

Internal audit function

We have not established an internal audit department. Our board of directors is of the opinion that adequate alternative measures have been taken in the form of the company's risk management and control systems and that it is presently not necessary to establish an internal audit function.

Committee chairmanship

Our board of directors regularly evaluates its composition and that of its committees.

Vice chairman

Given the current organization of the Company, our board of directors has not appointed a vice chairman. Our board of directors is of the opinion that the tasks and duties of the chairman will sufficiently be done by the other non-executive directors.

Company secretary

Given the current organization of the Company, our board of directors has appointed a company secretary.

Compensation

Consistent with market practice in the United States, the trading jurisdiction of our common shares, and in order to further support our ability to attract and retain the right highly qualified candidates for our board of directors:

•
options awarded to our executive directors as part of their compensation could (subject to the terms of the option awards) vest and become exercisable during the first three years after the date of grant;

•	our directors may generally sell our common shares held by them at any point in time, subject to applicable law, company policy and applicable lock-up arrangements;

•	our non-executive directors may be granted compensation in the form of shares, options and/or other equity-based compensation; and

•	our executive directors may be entitled to a severance payment in excess of their respective annual base salaries.

Also, given our current organization and our recent transformation into a listed company, our board of directors has not yet determined the pay ratios within the Company.

Majority requirements for dismissal and overruling binding nominations

Our directors are appointed by our general meeting of shareholders upon the binding nomination by our board of directors. Our general meeting of shareholders may only overrule the binding nomination by a resolution passed by a two thirds majority of votes cast, provided such majority represents more than half of our issued share capital. In addition, except if proposed by our board of directors, our directors may be suspended or dismissed by our general meeting of shareholders at any time by a resolution passed by a two thirds majority of votes cast, provided such majority represents more than half of our issued share capital. The possibility to convene a new general meeting of shareholders as referred to in Section 2:120(3) of the Dutch Civil Code in respect of these matters has been excluded in the our Articles of Association. We believe that these provisions support the continuity of our company and its business and that those provisions, therefore, are in the best interests of our shareholders and our other stakeholders.

c)	Shareholder rights

Voting rights

The Netherlands. In accordance with Dutch law and our Articles of Association, each issued common share and each issued preferred share confers the right to cast one vote at the general meeting of shareholders. Each holder of shares may cast as many votes as it holds shares. No votes may be cast on shares that are held by us or our direct or indirect subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of use and enjoyment (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of use and enjoyment (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of use and enjoyment (vruchtgebruik) or a right of pledge (pandrecht).

In accordance with our Articles of Association, for each general meeting of shareholders, the board of directors may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware. Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder proposals

The Netherlands. Pursuant to our Articles of Association, extraordinary general meetings of shareholders will be held whenever required under Dutch law or whenever our board of directors deems such to be appropriate or necessary. Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law representing at least one-tenth of the issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our board of directors has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party or parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.

Also, the agenda for a general meeting of shareholders shall include such items requested by one or more shareholders, and others entitled to attend general meetings of shareholders, representing at least 3% of the issued share capital, except where the articles of association state a lower percentage. Our Articles of Association do not state such lower percentage. Requests must be made in writing and received by the board of directors at least 60 days before the day of the convocation of the meeting. In accordance with the DCGC, a shareholder shall exercise the right of putting an item on the agenda only after consulting the board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company’s strategy (e.g., the removal of directors), the board of directors should be given the opportunity to invoke a reasonable response time of up to 180 days from the moment the board of directors is informed of the intentions of the shareholders.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, and has owned such securities for at least one year, may propose a matter for a vote at an annual or special meeting in accordance with those rules. We are not not subject to such proxy rules because we are a “foreign private issuer.”

Action by written consent

The Netherlands. Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action by written consent, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, and (iii) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for publicly traded companies.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal rights

The Netherlands. The concept of appraisal rights is not known as such under Dutch law. However, in accordance with the directive 2005/56/EC of the European Parliament and the Council of 26 October 2005 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another Member State of the European Economic Area, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation is to be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of effectiveness of the cross-border merger. Payment by the acquiring company is only possible if the resolution to approve the cross-border merger by the corporate body of the other company or companies involved in the cross-border merger includes the acceptance of the rights of the shareholders of the Dutch company to oppose the cross-border merger.

Delaware. The DGCL provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder suits

The Netherlands. In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. Dutch law provides for the possibility to initiate a collective action, which would be the Dutch equivalent of a class action. A foundation or association (with full legal rights) whose objective, as stated in its articles of association, is to protect the rights of other persons having similar interests, can initiate such a class action, provided that these interests are sufficiently safeguarded and – subject to certain exceptions – certain standing requirements are met. The court decides in an interlocutory ruling if those criteria are met. If there are multiple foundations/associations intending to bring a claim in relation the same matter, the court will appoint one of them as exclusive representative of all claimant. After the interlocutory judgment, the class action would be adjudicated on its merits after the expiration of a period stipulated by the court during which Dutch residents may opt out of the class action (failing which, they will be bound to the outcome of the class action) and non-Dutch residents may opt in (failing which they will not be bound to toe outcome of the class action, unless the court decides otherwise). It is possible for the claimant and defendant to reach a settlement during the merits phase of the class action. Such a settlement must be approved by the court and, once approved, will be binding on all class members, subject to a second opt-out phase stipulated by the court (without any distinction between Dutch residents and others).

Delaware. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of shares

The Netherlands. Under Dutch law, when issuing shares, a public company with limited liability such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company with limited liability such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then current issued share capital. Such company may only acquire its own shares if its general meeting of shareholders has granted the board of directors the authority to effect such acquisitions.

Delaware. Under the DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

d)	Anti-Takeover Provisions

The Netherlands. Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

•	the authorization of a class of preferred shares that may be issued by our board of directors to a friendly party, in such a manner as to dilute the interest of any potential acquirer;

•
the staggered initial three- and four-year terms of our directors (with subsequent terms as may be nominated by our board of directors and approved by our general meeting of shareholders), as a result of which only part of our directors will (at least initially) be subject to election or re-election in any one year;

•
a provision that our directors may only be removed at the general meeting of shareholders by a two-thirds majority of votes cast representing at least 50% of our outstanding share capital if such removal is not proposed by our board of directors;

•
our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors shall make a new nomination); and

•	requirements that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the DGCL also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

•
after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•
after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 of the DGCL by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. In most cases, such an amendment is not effective until 12 months following its adoption.

e)	Information rights

The Netherlands. The board of directors provides the general meeting of shareholders, within a reasonable amount of time with all information that the shareholders require for the exercise of their powers, unless this would be contrary to an overriding interest of our company. If the board of directors invokes such an overriding interest, it must give reasons.

Delaware. Under the DGCL, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

f)	Removal of directors

The Netherlands. Under our Articles of Association, the general meeting of shareholders shall at all times be entitled to suspend or dismiss a director. The general meeting of shareholders may only adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the board of directors, in which latter case a simple majority is sufficient.

Delaware. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may affect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

g)	Issuance of shares

The Netherlands. Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company, such as the board of directors, for a period not exceeding five years.

Our board of directors has been authorized, for a period of five years after our 2019 General Meeting (until May 23, 2024), to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time.

Delaware. All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

h)	Preemptive rights

The Netherlands. Under Dutch law, in the event of an issuance of common shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the common shares held by such holder (with the exception of common shares to be issued to employees or common shares issued against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under our Articles of Association, the preemptive rights in respect of newly issued common shares may be restricted or excluded by a resolution of the general meeting of shareholders upon proposal of the board of directors. Our preferred shares carry no preemptive rights.

The board of directors may restrict or exclude the preemptive rights in respect of newly issued common shares if it has been designated as the authorized body to do so by the general meeting of shareholders. Such designation can be granted for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate the board of directors as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than one-half of our issued share capital is represented at the meeting.

Our board of directors has been authorized, for a period of five years after our 2019 General Meeting (until May 23, 2024) to limit or exclude preemptive rights in relation to an issuance of shares or a grant of rights to subscribe for shares that the board of directors is authorized to resolve upon.

Delaware. Under the DGCL, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

i)	Dividends

The Netherlands. Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up issued share capital and the reserves that must be maintained under the law or our Articles of Association. Interim dividends may be declared as provided in our Articles of Association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up issued share capital plus any reserves as described above as apparent from our financial statements. Under Dutch law, our Articles of Association may prescribe that the board of directors decide what portion of the profits are to be held as reserves.

Under our Articles of Association, first, a dividend is paid out of the profit, if available for distribution, on the preferred shares (if applicable). Any amount remaining out of the profit is carried to reserve as the board of directors determines. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders.

Dividends and other distributions shall be made payable not later than the date determined by the board of directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Delaware. Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

j)	Shareholder vote on certain reorganizations

The Netherlands. Under Dutch law, the general meeting of shareholders must approve resolutions of the board of directors relating to a significant change in the identity or the character of the company or the business of the company, which includes:

•	a transfer of the business or virtually the entire business to a third party;

•
the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

•
the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

Delaware. Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger, and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

k)	Remuneration of directors

The Netherlands. Under Dutch law and our Articles of Association, we must adopt a remuneration policy for our board of directors. Such remuneration policy shall be adopted by the general meeting of shareholders upon the proposal of the board of directors. The board of directors determines the remuneration of individual directors with due observance of the remuneration policy. Our executive directors may not participate in the discussions or decision-making regarding the remuneration of executive directors. A proposal by the board of directors with respect to remuneration schemes in the form of shares or rights to shares is submitted by the board of directors to the general meeting of shareholders for its approval. This proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the board of directors and the criteria for granting or amendment.

Delaware. Under the DGCL, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

Changes in Share Capital

A general meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to our Articles of Association. The resolution must designate the shares to which the resolution relate, must provide for the implementation of the resolution, and require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at such general meeting. Such resolution to cancel shares may only relate to:

•	shares held by the Company itself or in respect of which the Company holds the depository receipts; and

•
all preferred shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under our Articles of Association, a distribution is made on those preferred shares, in proportion to the amounts paid up on those preferred shares, immediately prior to such cancellation becoming effective, for an aggregate amount of:

o
the total of all Preferred Distributions (as defined in our Articles of Association), or parts thereof, in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these should have been distributed but have not yet been distributed as described in our Articles of Incorporation; and

o	the Preferred Distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year.